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                            STOCK PURCHASE AGREEMENT

                                 by and between

                        WINDY HILL PET FOOD COMPANY, INC.

                                       and

                                THE SHAREHOLDERS

                                       OF

                               ARMOUR CORPORATION

                            Dated as of April 22, 1997

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                                TABLE OF CONTENTS
                           (Not Part of the Agreement)

                                                                            Page

ARTICLE I PURCHASE OF ARMOUR CAPITAL STOCK .................................  1

     1.01 GENERALLY ........................................................  1
     1.02 ALLOCATION OF PURCHASE PRICE .....................................  2
     1.03 SEPARATE AND SEVERAL OBLIGATIONS .................................  2

ARTICLE II CLOSING, PAYMENT FOR SHARES AND RELATED MATTERS .................  2

     2.01 GENERALLY ........................................................  2
     2.02 PAYMENT FOR SHARES ...............................................  2

ARTICLE III REPRESENTATIONS AND WARRANTIES .................................  5

     3.01 REPRESENTATIONS AND WARRANTIES OF ARMOUR SHAREHOLDERS ............  5
     3.02 REPRESENTATIONS AND WARRANTIES OF BUYER ..........................  8

ARTICLE IV CONDUCT AND TRANSACTIONS PRIOR TO CLOSING .......................  9

     4.01 LIABILITIES ......................................................  9
     4.02 DIVIDENDS ........................................................  9
     4.03 ARMOUR CLOSING DATE BALANCE SHEET ................................  9

ARTICLE V CONDITIONS PRECEDENT .............................................  9

     5.01 CONDITIONS TO THE OBLIGATIONS OF BUYER ...........................  9
     5.02 CONDITIONS TO THE OBLIGATIONS OF ARMOUR SHAREHOLDERS ............. 11

ARTICLE VI TERMINATION AND ABANDONMENT ..................................... 13

     6.01 GENERALLY ........................................................ 13
     6.02 PROCEDURE AND EFFECT OF TERMINATION AND ABANDONMENT .............. 14

ARTICLE VII ARMOUR SHAREHOLDER REPRESENTATIVE .............................. 14

     7.01 DESIGNATION ...................................................... 14
     7.02 AUTHORITY ........................................................ 14
     7.03 RESIGNATION ...................................................... 15
     7.04 RELIANCE BY THIRD PARTIES ON THE ARMOUR SHAREHOLDER
     REPRESENTATIVE'S AUTHORITY ............................................ 15
     7.05 EXCULPATION AND INDEMNIFICATION .................................. 15


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ARTICLE VIII MISCELLANEOUS PROVISIONS ...................................... 16

     8.01 LIMITATIONS ON SURVIVAL .......................................... 16
     8.02 INDEMNIFICATION .................................................. 16
     8.03 AMENDMENT AND MODIFICATION ....................................... 19
     8.04 ALTERNATIVE DISPUTE RESOLUTION ................................... 19
     8.05 INSURANCE COVERAGE ............................................... 20
     8.06 FILING OF TAX RETURNS ............................................ 20
     8.07 WAIVER OF COMPLIANCE; CONSENTS ................................... 20
     8.08 EXPENSES ......................................................... 20
     8.09 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS .......................... 20
     8.10 ADDITIONAL AGREEMENTS ............................................ 21
     8.11 NOTICES .......................................................... 21
     8.12 ASSIGNMENT ....................................................... 22
     8.13 GOVERNING LAW .................................................... 22
     8.14 COUNTERPARTS ..................................................... 22
     8.15 HEADINGS; INTERNAL REFERENCES .................................... 22
     8.16 ENTIRE AGREEMENT ................................................. 22
     8.17 SEVERABILITY ..................................................... 23

EXHIBITS

       A     Ownership of Armour Capital Stock
       B     Form of Opinion of Counsel to Armour Shareholders
       C     Form of Opinion of Counsel to Buyer


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            STOCK PURCHASE AGREEMENT ("Agreement") dated as of April 22,
1997, by and between WINDY HILL PET FOOD COMPANY, INC., a Delaware corporation ("Buyer"), and OGDEN W. CONFER, KAY C. LAMB, RICHARD P. CONFER, CAROL C. GREENWALD, Richard P. Confer and First Bank National Association as Trustees of the ELIZABETH ANNA CONFER TRUST NO.2, and Richard P. Confer and First Bank National Association as Trustees of the OGDEN P. CONFER FAMILY TRUST CREATED UNDER THE OGDEN P. CONFER TRUST AGREEMENT (collectively the "Armour Shareholders", and individually an "Armour Shareholder").

                                   WITNESSETH:

            WHEREAS, the Armour Shareholders own beneficially and of record all of the issued and outstanding shares of capital stock of Armour Corporation, a Delaware corporation ("Armour");

            WHEREAS, Buyer desires to purchase from the Armour Shareholders, and the Armour Shareholders desire to sell to Buyer, all of the issued and outstanding shares of capital stock of Armour;

            WHEREAS, Armour owns and holds beneficially and of record 800,000 shares of Class A Common Stock of Hubbard Milling Company, a Minnesota corporation ("Hubbard");

            WHEREAS, Hubbard, Buyer and Windy Hill Pet Food Acquisition Co. ("Buyer Subsidiary") have entered into a Merger Agreement dated as of March 21, 1997 (the "Merger Agreement") providing for Buyer Subsidiary to be merged with and into Hubbard; and

            WHEREAS, execution and delivery of this Agreement and consummation of the transactions contemplated hereby are conditions precedent to consummation of the transactions contemplated by the Merger Agreement.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                        PURCHASE OF ARMOUR CAPITAL STOCK

            1.01 Generally. Subject to the conditions precedent hereinafter contained, on the Closing Date (as defined in Section 2.01), Buyer shall purchase from each of the Armour Shareholders, and each of the Armour Shareholders shall sell to Buyer, the number and class of shares of issued and outstanding capital stock of Armour specified in Exhibit A (all such shares of issued and outstanding capital stock of Armour being hereinafter called the "Armour Capital Stock"). The aggregate purchase price (the "Purchase Price") for the Armour Capital Stock shall be an amount equal to 800,000 (i.e. number of shares of Hubbard Class A Common Stock held by Armour) multiplied by the Common Stock Merger Consideration Per Share (as defined in the Merger Agreement) plus (i) the amount of any cash of Armour on the Closing Date after giving effect to the payment of any dividends permitted by Section 4.02 as reflected on the Armour Closing Date Balance Sheet (as defined in Section 4.03), and less (ii) the amount of any accrued but unpaid tax liability of Armour on the Closing Date as reflected in the Armour Closing Date Balance Sheet.

            1.02 Allocation of Purchase Price. The Purchase Price shall be allocated to the 9% Cumulative Voting Preferred Stock of Armour (the "Armour Preferred Stock") in an amount equal to Ten Dollars ($10.00) per share, plus accrued but unpaid dividends thereon through the Closing Date, and the balance of such Purchase Price shall be allocated ratably to the shares of Common Stock of Armour (the "Armour Common Stock").

            1.03 Separate and Several Obligations. The obligations of the Armour Shareholders under this Article I shall be separate and several.

                                   ARTICLE II

                 CLOSING, PAYMENT FOR SHARES AND RELATED MATTERS

            2.01 Generally. The closing (the "Closing") of the purchase and sale of Armour Capital Stock in accordance with Article I shall occur on the "Closing Date" specified in or otherwise determined in accordance with
Section 2.01 of the Merger Agreement (the "Closing Date"). The Closing shall be held at the offices of Richards & O'Neil LLP, 885 Third Avenue, New York, New York or such other place as the Armour Shareholders and Buyer may mutually agree.

            2.02 Payment for Shares.(a) On the Closing Date, the Armour Shareholders shall cause the Armour Shareholder Representative (as defined in Section 7.01) to deliver to Buyer a written estimate of the Purchase Price, such estimate to be prepared upon consultation with Buyer (the "Estimated Purchase Price"), which shall be an amount equal to 800,000 (i.e. the number of shares of Hubbard Class A Common Stock held by Armour) multiplied by the estimate of the Common Stock Merger Consideration Per Share delivered by Hubbard to Buyer pursuant to Section 2.02(a) of the Merger Agreement, plus
(i) the amount of any cash of Armour on the Closing Date after giving effect of the payment of any dividends permitted by Section 4.02 as reflected on the Armour Closing Date Balance Sheet, and less (ii) the amount of any accrued but unpaid tax liability of Armour on the Closing Date as reflected in the Armour Closing Date Balance Sheet. Such written estimate of the Purchase Price shall reflect the allocation between the Armour Preferred Stock and the Armour

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Common Stock (the amount so allocated to the Armour Common Stock hereinafter called the "Estimated Armour Common Stock Purchase Price").

      (b) On the Closing Date, subject to the terms and conditions herein contained, upon surrendering the certificates evidencing the Armour Capital Stock, duly endorsed or accompanied by duly executed assignments separate from certificate, Buyer shall remit the Estimated Purchase Price to or for the benefit of the Armour Shareholders as follows:

      (i) Buyer shall pay by cashier's check to each holder of Armour Preferred Stock an amount equal to the number of shares of Armour Preferred Stock held by such holder as specified in Exhibit A multiplied by an amount equal to the sum of (A) Ten Dollars ($10.00) per share, plus (B) accrued but unpaid dividends thereon through the Closing Date, which payment shall be in full and final satisfaction of the portion of the Purchase Price allocable to the Armour Preferred Stock in accordance with Section 1.02;

      (ii) Buyer shall remit to the Disbursing Agent under the Disbursing Agreement (as such terms are defined in Section 2.02 of the Merger Agreement) in immediately available funds, and the Disbursing Agent shall hold in escrow pursuant to the escrow provisions of the Disbursing Agreement, an amount (the "Armour Escrow Amount) equal to Thirteen Million Dollars ($13,000,000) or, if the Escrow Amount (as defined in Section 2.02(a) of the Merger Agreement) is calculated based on Ten Million Dollars ($10,000,000) pursuant to Section 2.02(a) of the Merger Agreement, Ten Million Dollars ($10,000,000), in either case multiplied by a fraction, the numerator of which is 800,000 and the denominator of which is the aggregate number of shares of Hubbard Class A Common Stock and Hubbard Class B Common Stock issued and outstanding on the Closing Date (including the 800,000 shares of Hubbard Class A Common Stock held by Armour);

      (iii) Buyer shall remit to the Disbursing Agent under the Disbursing Agreement in immediately available funds an amount (the "Reserve Amount") equal to 5% of the Estimated Armour Common Stock Purchase Price, such amount to be held by the Disbursing Agent pending a final determination of the Common Stock Merger Consideration Per Share under the Merger Agreement and a final determination of the Purchase Price under this Agreement; and

      (iv) Buyer shall remit the balance of the Estimated Purchase Price remaining after the applications required by the foregoing clauses
            (i), (ii) and (iii) by cashier's check to the holders of the Armour Common Stock, pro rata based upon the number of shares of Armour Common Stock held by each such holder as reflected in Exhibit A, such application to constitute partial payment of the Purchase Price allocable to the Armour Common Stock.


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      (c) If the Armour Escrow Amount shall have been calculated under
Section 2.02(b)(ii) based upon Thirteen Million Dollars ($13,000,000) but pursuant to Section 2.02(b) of the Merger Agreement the Escrow Amount under the Merger Agreement is thereafter recalculated based on Ten Million Dollars ($10,000,000), then the Armour Escrow Amount shall be recalculated based on Ten Million Dollars ($10,000,000), in which event the excess of the Armour Escrow Amount as originally calculated pursuant to Section 2.02(b)(ii) over the Armour Escrow Amount as recalculated pursuant to this Section 2.02(c) shall be released from escrow and held by the Disbursing Agent for distribution in accordance with Section 2.02(e).

      (d) Upon delivery of the Closing Date Balance Sheet (as defined in
Section 1.03 of the Merger Agreement) and final determination of the Common Stock Merger Consideration Per Share in accordance with the Merger Agreement, the Armour Shareholders shall cause the Armour Shareholder Representative to deliver to Buyer and the Disbursing Agent a final written calculation of the Purchase Price allocable to the Armour Common Stock (the "Armour Common Stock Purchase Price"). Within two (2) business days of delivery of such calculation to Buyer, Buyer shall remit or cause to be remitted in immediately available funds to the Disbursing Agent for application in accordance with the Disbursing Agreement an amount equal to the excess (if any) of (i) the Armour Common Stock Purchase Price over the Estimated Armour Common Stock Purchase Price. Alternatively, if the Estimated Armour Common Stock Purchase Price exceeds the Armour Stock Purchase Price, the Disbursing Agreement shall provide for the Disbursing Agent to remit the amount of such excess to Buyer within two (2) days of receipt of a written request from Buyer.

      (e) The Disbursing Agreement shall further provide that following the remittance to or by the Disbursing Agent in accordance with Section 2.02(d), the Disbursing Agent shall pay by cashier's check to the holders of Armour Common Stock an amount equal to the Reserve Amount plus or minus as the case may be, the amount of any payment by or to the Disbursing Agent pursuant to
Section 2.02(d), plus (if applicable) any amount released from escrow pursuant to Section 2.02(c). Such payment shall be allocated among the holders of Armour Stock pro rata based upon their ownership of Armour Common Stock as set forth in Exhibit A.

      (f) The Disbursing Agreement shall authorize the Disbursing Agent to invest as therein provided any amounts from time to time held by the Disbursing Agent under the Disbursing Agreement, and to apply as therein provided any net profit resulting from, or interest or income produced by, such investments.

      (g) The Disbursing Agreement shall provide that any remaining Armour Escrow Amount held by the Disbursing Agent under the Disbursing Agreement eighteen (18) months after the Closing Date (subject to the provisions of the Disbursing Agreement providing for the retention of the Armour Escrow Amount in respect of escrow claims then pending) shall

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be paid by cashier's check to the holders of Armour Common Stock, such amount to be allocated among the holders of Armour Common Stock pro rata based upon their ownership of Armour Common Stock as set forth in Exhibit A, in final settlement of the Armour Common Stock Purchase Price.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            3.01 Representations and Warranties of Armour Shareholders. Each Armour Shareholder (separately and severally) represents and warrants to Buyer, and its successors and assigns, as follows:

            (a) Organization and Good Standing. Armour is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own its assets and carry on its business as it is now being conducted.

            (b) Certificate of Incorporation and By-Laws. The copy of the certificate of incorporation and by-laws of Armour that has been delivered to Buyer is complete and correct as of the date of this Agreement, and the minute books of Armour that have been made available to Buyer are complete in all material respects and accurately reflect all material action taken prior to the date of this Agreement by the Board of Directors and the Armour Shareholders.

            (c) Capitalization. The authorized capital stock of Armour at the date hereof consists of 25,000 shares of 9% Cumulative Voting Preferred Stock, $10 par value, and 10,000 shares of Common Stock, $1 par value, all of which are currently issued and outstanding.

            (d) Ownership of Stock Such. Armour Shareholder owns and holds of record, free and clear of any lien, claim or encumbrance, the shares of Armour Capital Stock set forth adjacent to its name on Exhibit A, and such shares are validly issued, fully paid and nonassessable. There are no restrictions on such Armour Shareholder's ability to transfer such shares.

            (e) Power and Authority; Execution and Enforceability. Such Armour Shareholder has the legal right, power and authority to enter into this Agreement and has the legal right, power and authority to transfer, assign and deliver such Armour Shareholder's shares as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such shares, free and clear of all liens, claims, agreements and encumbrances of any kind whatsoever. This Agreement constitutes the legal, valid and

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binding obligation of such Armour Shareholder enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or in equity).

            (f) Assets. Armour is a holding company which holds as its sole assets 800,000 shares of Hubbard Class A Common Stock and cash from time to time maintained in its corporate accounts. Armour has good and marketable title to such shares of Hubbard free and clear of all liens, claims and encumbrances. Since its incorporation, Armour has not operated or otherwise engaged in any business activity other than (i) ownership of such shares of Hubbard Class A Common Stock and the exercise of voting rights in respect thereof; (ii) the payment of dividends, fees and disbursements of its counsel and independent accountants, income taxes, franchise taxes and other fees necessary to maintain in good standing its status as a corporation in the state of Delaware; and (iii) other immaterial, incidental and administrative matters directly related to the foregoing.

            (g) Liabilities; Litigation. Armour has no debts or other liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) accrued and unpaid fees and disbursements of its counsel and independent accountants, and (ii) accrued and unpaid taxes. All dividends required to be paid on Armour 9% Cumulative Voting Preferred Stock have been paid through December 31, 1996. No litigation, arbitration, administrative proceeding, or investigation of any kind is pending or, to the knowledge of such Armour Shareholder, threatened against Armour or any of its officers or directors in connection with the business or affairs of Armour. Armour is not currently, and has not been since 1990, subject to any judgment, consent decree, binding arbitration or regulatory order not generally applicable to similar businesses.

            (h)    Tax Matters.

                        (i) Armour has timely filed all Federal, state, local
            and foreign tax returns ("Tax Returns") required to be filed by it with respect to income, withholding, social security, unemployment, franchise, property, excise and sales and use taxes (all such taxes, together with any interest or penalties payable in respect thereof, hereinafter collectively called "Taxes"), and has paid, reserved or accrued for all Taxes.

                        (ii) All Tax Returns filed by Armour for any taxable
            period were complete and accurate in all material respects. No Tax Returns filed by Armour have ever been audited and no claims for additional Taxes for any taxable period have ever been made by any taxing authority. Armour has not received a notice of deficiency or assessment of additional Taxes which notice or assessment remains unresolved. Armour has not extended the period for assessment or payment of any Tax, which period has not since expired.

                        (iii) Armour has not been a member of an affiliated
            group (as such term is defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) filing a consolidated federal income tax return for any tax year.

                        (iv) There are no liens for Taxes (other than current
            Taxes not yet due and payable) upon the assets of Armour.

                        (v) Armour has not filed a consent under Code Section
            341(f) concerning collapsible corporations.

                        (vi) Armour has not been a United States real property
            holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                        (vii) Armour is not a party to any Tax allocation or
            sharing agreement.

                        (viii) Armour is not a party to any agreement, contract,
            arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Sec. 280G, or any other payment of compensation which would be nondeductible under Code Sec. 162.

            (i) No Undisclosed Liabilities. There are no liabilities of Armour of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities provided for in the Armour Closing Date Balance Sheet (as defined below) or disclosed in the notes thereto.

            (j) No Brokers or Finders. Such Armour Shareholder has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

            (k) Full Disclosure. No representation or warranty contained in this Agreement, the Merger Agreement or any Disclosure Schedule hereto or thereto omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

            3.02 Representations and Warranties of Buyer. Buyer represents and warrants to each Armour Shareholder, and their respective successors and assigns, as follows:

            (a) Organization, Standing, Equity Ownership. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Buyer has made available to each Armour Shareholder a certified copy of the articles or certificate of incorporation and by-laws of Buyer. Such copy is complete and correct as of the date hereof.

            (b) Authorization and Execution. Buyer has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer have been duly and effectively authorized by all necessary corporate action of Buyer, and no further corporate action is necessary on the part of Buyer to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

            (c) No Conflicts. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of its articles or certificate of incorporation or by-laws, as currently in effect, of Buyer, or
(ii) except for the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), require any filing with, or any consent or approval of any governmental authority having jurisdiction over any of the business or assets of Buyer, or (iii) violate any statute, regulation, injunction, judgment or order to which Buyer is subject, or (iv) result in a breach of or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of Buyer under any material instrument, contract or agreement to which Buyer is a party or by which it is bound.

            (d) No Brokers or Finders. Buyer has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

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

                                   ARTICLE IV

                    CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

            4.01 Liabilities. The Armour Shareholders shall cause Armour (i) to obtain from its counsel, Faegre & Benson LLP, and its accountants, Henry Scholten & Company, final statements for all services and disbursements to and including the Closing Date, and (ii) to pay the statements so obtained on or prior to the Closing Date. If Armour shall have any other liabilities, other than for payment of income taxes, outstanding on the Closing Date, the Armour Shareholders shall cause Armour to pay such other liabilities on the Closing Date.

            4.02 Dividends. The Armour Shareholders will not cause or permit Armour to declare or pay any dividends between the date hereof and the Closing Date which would impair the ability of Armour (i) to pay the liabilities required to be paid pursuant to Section 4.01, or (ii) to pay income taxes. Subject to the foregoing, Armour may declare and pay a final dividend equal to the cash remaining on the Closing Date after payment of the liabilities required to be paid pursuant to Section 4.01.

            4.03 Armour Closing Date Balance Sheet. The Armour Shareholders shall cause Armour's independent accountants to compile and deliver to the Armour Shareholders and to Buyer on the Closing Date a pro forma balance sheet reflecting the financial condition of Armour as of the Closing Date, after giving effect to payment of the liabilities required to be paid pursuant to Section 4.01 and payment of dividends permitted to be paid pursuant to Section 4.02 (the "Armour Closing Date Balance Sheet"). The Armour Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles from the books and records of Armour (which are accurate and complete in all material respects) and shall fairly represent, in all material respects, the assets, liabilities and financial position of Armour as of the Closing Date.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

            5.01 Conditions to the Obligations of Buyer. The obligations of Buyer to purchase the Armour Capital Stock pursuant to Article I shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which (except for the conditions set forth in Section 5.01(b), (c) and (d)) may be waived by Buyer:

            (a) The representations and warranties of each Armour Shareholder contained in Section 3.01 shall be true and correct in all material respects with the same effect as if such representations and warranties had been made on the Closing Date; each Armour Shareholder shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by such Armour Shareholder on or prior to the Closing Date; and Buyer shall have received a certificate signed by each Armour Shareholder to the effects set forth in this Section 5.01(a) as it relates to such Armour Shareholder.

            (b) The Merger Agreement shall not have been terminated; all conditions precedent set forth in the Merger Agreement to the merger of Buyer Subsidiary with and into Hubbard thereunder (the "Merger") shall have been satisfied or waived; and arrangements reasonably satisfactory to Buyer and Buyer Subsidiary shall have been made for the Merger to be consummated immediately after the Closing hereunder.

            (c) The amendment ("Amendment") to the Articles of Incorporation of Hubbard contemplated under the Merger Agreement shall have been adopted at a Special Meeting of the Shareholders of Hubbard by the vote required by the Minnesota Business Corporation Act ("MBCA") and Hubbard's Articles of Incorporation, and a Certificate of Amendment to the Articles of Incorporation of Hubbard containing such amendment shall have been duly executed, filed with the Minnesota Secretary of State and effective prior to the vote of the shareholders of Hubbard at such meeting on the Plan of Merger (as defined in the Merger Agreement).

            (d) The Plan of Merger shall have been approved at the Special Meeting of the Shareholders of Hubbard referred to in Section 5.01(c) by the vote required by the MBCA and Hubbard's Articles of Incorporation.

            (e) There shall not be pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree (except those in which Buyer is a plaintiff directly or derivatively) which, in the reasonable judgment of Buyer could, if issued, restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in damages to Buyer, if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided.

            (f) Buyer shall have received from Faegre & Benson LLP, counsel to the Armour Shareholders, an opinion, dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, as to the matters set forth in Exhibit B. In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of the Armour Shareholders.

            (g) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

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

            (h) On the Closing Date, the Armour Shareholders will have delivered to Buyer the following:

                        (i) A good standing certificate for Armour from the
            state of Delaware, dated not earlier than 15 days prior to the Closing Date;

                        (ii) The written resignations of the officers and
            directors of Armour;

                        (iii) The minute books, stock records and stock ledgers
            of Armour; and

                        (iv) Such other documents and instruments as Buyer may
            reasonably request in connection with the transactions contemplated hereby.

            (i) The Disbursing Agreement shall have been executed and delivered by the parties thereto other than Buyer.

            5.02 Conditions to the Obligations of Armour Shareholders. The obligation of each Armour Shareholder to sell its Armour Capital Stock shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which (except for the conditions set forth in Sections 5.02(b), (c) and (d)) may be waived by the Armour
Shareholders:

            (a) The representations and warranties of Buyer contained in
Section 3.02 of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if such representations and warranties had been made on the Closing Date; Buyer shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date; and the Armour Shareholders shall have each received a certificate signed by an executive officer of Buyer to the effects set forth in this Section 5.02(a).

            (b) The Merger Agreement shall not have been terminated; all conditions precedent set forth in the Merger Agreement to the Merger shall have been satisfied or waived; and arrangements reasonably satisfactory to the Armour Shareholders shall have been made for the Merger to be consummated immediately after the Closing hereunder.

            (c) The Amendment shall have been adopted at the Special Meeting of the Shareholders of Hubbard referred to in Section 5.01 (c) by the vote required by the MBCA and Hubbard's Articles of Incorporation, and a Certificate of Amendment to the Articles of Incorporation of Hubbard containing such amendment shall have been duly executed, filed with the Minnesota Secretary of State and effective prior to the vote of the shareholders of Hubbard at such meeting on the Plan of Merger.

            (d) The Plan of Merger shall have been approved at the Special Meeting of the Shareholders of Hubbard referred to in Section 5.01(c) by the vote required by the MBCA and Hubbard's Articles of Incorporation.

            (e) All corporate action on the part of Buyer, necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which Buyer is or is to be a party or the transactions contemplated hereby or thereby shall have been duly and validly taken.

            (f) There shall not be pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree (except those in which Armour or any Armour Shareholder is a plaintiff directly or derivatively) which, in the reasonable judgment of the Armour Shareholders, would, if issued, restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in damages to the Armour Shareholders if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided.

            (g) The Armour Shareholders shall have received from Richards & O'Neil, LLP, counsel to Buyer, an opinion, dated the Closing Date and reasonably satisfactory in form and substance to the Armour Shareholders and their counsel, as to the matters set forth in Exhibit C. In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of Buyer.

            (h) All applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

            (i) On the Closing Date, Buyer will have delivered to the Armour Shareholders the following:

                        (i) A good standing certificate for Buyer from the state
            of Delaware, dated not earlier than 15 days prior to the Closing
            Date;

                        (ii) Certified copies of the resolutions duly adopted by
            the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby; and

                        (iii) Such other documents and instruments as the Armour
            Shareholders may reasonably request in connection with the transactions contemplated hereby.

            (j) The Disbursing Agreement shall have been executed and delivered by the parties thereto other than the Armour Shareholder Representative (as defined in Section 7.01).

                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

            6.01 Generally. This Agreement may be terminated and abandoned at any time prior to Closing under the following circumstances:

            (a) by mutual consent of the Board of Directors of Buyer and the Armour Shareholders;

            (b) by Buyer or the Armour Shareholders if the transactions contemplated hereby shall not have been consummated on or before June 30, 1997 (which date may be extended by mutual agreement of the Board of Directors of Buyer and the Armour Shareholders), provided that such failure is not due solely to the failure of the party seeking to terminate this Agreement to comply with its obligations under this Agreement;

            (c) by Buyer if any of the conditions set forth in Section 5.01 shall become impossible to fulfill other than for reasons within the control of Buyer, and such conditions shall not have been waived pursuant to Section 8.07;

            (d) by any Armour Shareholder if any of the conditions set forth in Section 5.02 shall become impossible to fulfill other than for reasons within the control of the Armour Shareholders, or any of them, and such conditions shall not have been waived pursuant to Section 8.07; or

            (e) by Buyer if Buyer shall have failed to receive the proceeds of the bridge financing under the Chase Bridge Financing Commitment or the proceeds of the senior debt financing under the CSFB Senior Debt Financing Commitment (as such terms are defined in the Merger Agreement), as the case may be, as a result, in the case of the Chase Bridge Financing Commitment, of any of the circumstances described in clauses (i) through (v) of the first full paragraph on page 4 thereof, or as a result, in the case of the CSFB Senior Debt Financing Commitment, of any of the circumstances described in the first full paragraph of page 2 thereof.

            6.02 Procedure and Effect of Termination and Abandonment. In the event of termination of this Agreement by one or more of Buyer or the Armour Shareholders pursuant to Section 6.01, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except to the extent the termination is a direct result of a willful and material breach by a party to this Agreement of any material representation, warranty or covenant contained in this Agreement.

                                   ARTICLE VII

                        ARMOUR SHAREHOLDER REPRESENTATIVE

            7.01 Designation. Subject to the terms and conditions of this
Article VII, Richard P. Confer is designated as the representative of the Armour Shareholders (the "Armour Shareholder Representative") by the Armour Shareholders to serve, and the Buyer hereby acknowledges that the Armour Shareholder Representative shall serve, as the sole representative of the Armour Shareholders from and after the Closing Date with respect to the matters set forth in this Agreement, such service to be without compensation except for the reimbursement of out-of-pocket expenses and indemnification specifically provided herein. The Armour Shareholder Representative has accepted such designation as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the Armour Shareholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Armour Shareholder shall otherwise exist against the Armour Shareholder Representative.

            7.02 Authority. Each Armour Shareholder, by executing this Agreement, irrevocably appoints the Armour Shareholder Representative as the agent, proxy and attorney-in-fact for such Armour Shareholder for all purposes of this Agreement, including full power and authority on such Armour Shareholder's behalf (i) to take all actions which the Armour Shareholder Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to the payment of the Armour Escrow Amount and any claims for indemnification pursuant to
Section 8.02, including to sue, defend, negotiate, settle and compromise any such claims for indemnification made by or against, and other disputes with, the Buyer pursuant to this Agreement or any of the agreements or transactions contemplated hereby, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to provide for all expenses incurred in connection with the administration of the foregoing to be paid by directing the Disbursing Agent to reimburse the Armour Shareholder Representative for such expenses, (iv) to disburse to the Armour Shareholders all indemnification payments received from the Buyer under Section 8.02, (v) to accept and receive notices to the Armour Shareholders pursuant to this Agreement, and (vi) to take all other actions and exercise all other rights which the Armour Shareholder Representative (in his sole discretion) considers necessary or appropriate in connection with this Agreement. Each of the Armour Shareholders agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Armour Shareholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Armour Shareholder. All decisions and acts by the Armour Shareholder Representative shall be binding upon all of the Armour Shareholders, and no Armour Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

            7.03 Resignation. In the event that the Armour Shareholder Representative shall die, become incapacitated, resign or otherwise fail to act on behalf of the Armour Shareholders for any reason, the Armour Shareholder Representative shall be Ogden W. Confer or, in the event of a similar situation involving Ogden W. Confer, such other person as shall be selected by a majority of the persons serving as directors of Armour immediately prior to the Closing, and such substituted representative shall be deemed to be the Armour Shareholder Representative for all purposes of this Agreement. Notwithstanding anything to the contrary herein contained, the Armour Shareholder Representative shall at all times be the same person who serves as the Shareholder Representative (as defined in Section 8.01 of the Merger Agreement).

            7.04 Reliance by Third Parties on the Armour Shareholder Representative's Authority. The Armour Shareholder Representative is authorized to act on the Armour Shareholders' behalf notwithstanding any dispute or disagreement among the Armour Shareholders and the other parties hereto shall be entitled to rely on any and all action taken by the Armour Shareholder Representative without any liability to, or obligation to inquire of, any of the Armour Shareholders even if such party shall be aware of any actual or potential dispute or disagreement among the Armour Shareholders. Each of the other parties hereto and the Disbursing Agent is expressly authorized to rely on the genuineness of the signature of the Armour Shareholder Representative and, upon receipt of any writing which reasonably appears to have been signed by the Armour Shareholder Representative, the other parties hereto and the Disbursing Agent may act upon the same without any further duty of inquiry as to the genuineness of the writing.

            7.05 Exculpation and Indemnification. Neither the Armour Shareholder Representative nor any agent employed by him shall be liable to any Armour Shareholder relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Armour Shareholder Representative constituted fraud or were taken or not taken in bad faith. The Armour Shareholder Representative shall be indemnified and held harmless by the Armour Shareholders against all Damages (as defined in Section 8.02) paid or incurred in connection with any action, suit, proceeding or claim to which the Armour Shareholder Representative is made a party by reason of the fact that he was acting as the Armour Shareholder Representative pursuant to this Agreement; provided, however, that the Armour Shareholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Armour Shareholder Representative constituted fraud or were taken or not taken in bad faith; and provided further, however, that the Armour Shareholder Representative shall have recourse only against the unpaid Armour Escrow Amount (fully subordinated in right of payment and otherwise to the Buyer's claims thereto, whether or not then existing or known), with respect to such Damages as provided in the next two sentences of this Section 7.05. Any amount owing to the Armour Shareholder Representative from the Armour Shareholders pursuant to this Section 7.05 shall be reduced on a pro rata basis from the next succeeding distribution(s) of the Armour Escrow Amount by the Disbursing Agent to the holders of Armour Common Stock, and shall be payable solely from such source. The Armour Shareholder Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith or any matter.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

            8.01 Limitations on Survival. Each of the representations and warranties made by the parties in Article III, in Section 4.03 and in the certificates delivered pursuant to Sections 5.01(a) and 5.02(a) shall survive any examination made by or on behalf of any party hereto, the execution and delivery of this Agreement, the Closing and the consummation of the transactions contemplated by this Agreement to and until three (3) years after the Closing Date, whereupon such representations and warranties shall terminate, provided that no such termination shall occur with respect to any representation or warranty made in a manner involving fraud or criminal misrepresentation.

            8.02 Indemnification. Subject to the limitations set forth in this Section 8.02 the parties hereto agree as follows:

            (a) Buyer and its successors and assigns shall be indemnified by the Armour Shareholders, jointly and severally (except as hereinafter expressly provided), and their successors and assigns against any loss, claim, liability, cost or expense (including reasonable attorney's fees and expenses) or other damage of any kind or nature (collectively, "Damages") incurred by Buyer which is caused by or arises out of (i) any breach of any representation or warranty of the Armour Shareholders contained in this Agreement or any related document executed and delivered by the Armour Shareholders (the "Armour Closing

Documents"), other than those breaches, if any, of which Buyer has actual knowledge at the time of Closing, provided, that the indemnification obligation of each Armour Shareholder with respect to the representations and warranties of such Armour Shareholder in Sections 3.01(d) and (e) shall be several and not joint and several, (ii) the breach or other failure to perform any covenant, agreement or other obligation of the Armour Shareholders contained in this Agreement or any other Armour Closing Documents, (iii) any breach of representation or warranty by Hubbard contained in the Merger Agreement or the Closing Documents (as defined in the Merger Agreement), other than those breaches, if any, of which Buyer has actual knowledge at the time of Closing, (iv) the breach or other failure to perform any covenant, agreement or other obligation of Hubbard contained in the Merger Agreement or the Closing Documents, (v) the Indemnified Environmental Liabilities (as defined in Section 9.02(a) of the Merger Agreement), (vi) the Indemnified Litigation and Claims (as defined in Section 9.02(a) of the Merger Agreement), and (vii) the Indemnified Title Costs and Expenses (as defined in Section 4.12 of the Merger Agreement); provided, however, that in connection with any claim for indemnification for Damages under this Section 8.02 (except in a case involving fraud or criminal misrepresentation), (A) after the Closing Buyer shall have recourse only against the Armour Escrow Amount with respect to Damages under clauses (iii) through (vii), inclusive, of this Section 8.02(a), (B) indemnification owing from any Armour Shareholder who is or was an officer or director of Armour shall not be deemed for any purpose to be a claim covered by indemnification owing to such Armour Shareholder by Armour under any law, by-law or agreement whatsoever, (C) Buyer's rights to indemnification under clause (iii) and (iv) of this Section 8.02 shall not arise until Damages, in the aggregate, under clauses (iii) and (iv) of this Section 8.02(a) and clauses (i) and (ii) of
Section 9.02(a) of the Merger Agreement exceed $750,000 whereupon indemnification shall arise with respect to the full amount of such Damages in excess of $750,000, and (D) in the case of indemnification for Indemnified Environmental Liabilities and Indemnified Litigation and Claims, the indemnification under this Agreement and the Merger Agreement shall be limited in the aggregate to 50% of any Damages. Any amount owing to Buyer from the Armour Shareholders pursuant to clause (iii) and (iv) of this
Section 8.02(a) shall be deducted from the next distribution(s) of the Armour Escrow Amount as provided in the Disbursing Agreement. Notwithstanding the foregoing, Buyer shall not be indemnified for any Damages for which it receives proceeds under any insurance policy maintained by Hubbard, Buyer or Buyer Subsidiary, including without limitation the title insurance policies obtained by Buyer pursuant to Section 5.01(k) of the Merger Agreement, and no Damages for which such proceds are received shall be included in calculating the $750,000 threshold for indemnification set forth in this Section 8.02(a).

            (b) The Armour Shareholders and their successors and assigns severally but solely through the Armour Shareholder Representative shall be indemnified by the Buyer against Damages incurred by them which are caused by or arise out of (i) any breach of any representation or warranty of the Buyer contained in this Agreement, other than those breaches, if any, of which the Armour Shareholders have actual knowledge at the time of Closing and (ii) the breach or other failure to perform any covenant or agreement or other obligation of the Buyer contained in this Agreement; provided, however, that after the Closing indemnification hereunder shall be limited in amount to each Armour Shareholder to the portion of the Purchase Price remaining unpaid and owing to such Armour Shareholder.

            (c) Whenever any claims shall arise for indemnification hereunder, (i) the party entitled to indemnification (or the Armour Shareholder Representative in the case of indemnification owing to the Armour Shareholders) (the "Indemnified Party") shall provide written notice to the party from whom such indemnification is owing (or the Armour Shareholder Representative in the case of indemnification owing from the Armour Shareholders) (the "Indemnifying Party") within a reasonable period of becoming aware of the right to indemnification and, as expeditiously as possible thereafter, of the facts constituting the basis for such claim and
(ii) the Indemnifying Party and its representatives shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim, provided that any failure of the Indemnified Party to so notify the Indemnifying Party within any such time period shall not waive the Indemnified Party's indemnification rights hereunder except to the extent that the Indemnifying Party has been damaged by such a failure.

            (d) If any legal proceedings are instituted or any claim or demand is asserted by any person in respect of which the Indemnified Party determines it may seek indemnification pursuant to the provisions of this
Section 8.02, the Indemnified Party shall promptly after such determination cause written notice of the assertion of any such claim to be made to the Indemnifying Party. The Indemnifying Party shall have the right, at its option and expense and upon written notice to the Indemnified Party, to defend against, negotiate and, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld) settle any such claim, and in such case, the Indemnified Party shall have the right to participate in such defense, negotiation or settlement at his own expense. The Indemnified Party and the Indemnifying Party agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Upon the payment of any claim for indemnity, the Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party against any third person. If the Indemnifying Party does not so elect to defend any such third party claim, legal proceeding or demand, the Indemnified Party may (but shall have no obligation to) defend any such third party claim, legal proceeding or demand in such manner as he may deem appropriate including, but not limited to, settling such claim, legal proceeding or demand, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom.

            (e) The parties desire that any indemnification claim against the Armour Shareholders under clauses (iii) through (vii) of Section 8.02(a) be coordinated with any indemnification claim against the Shareholders under
Section 9.02(a) of the Merger

Agreement. Accordingly, notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, Buyer and the Armour Shareholders agree that any claim asserted by Buyer under clauses (iii) through (vii), as applicable, of Section 8.02(a) of this Agreement shall also constitute a corresponding claim under Section 9.02(a) of the Merger Agreement, and that any claim by Buyer under Section 9.02(a) of the Merger Agreement shall also constitute a corresponding claim under clauses (iii) through (vii) of Section 8.02(a) of this Agreement. The Disbursing Agreement shall provide for any Damages recoverable in respect of any such claims to be allocated between the Armour Escrow Amount under this Agreement and the Escrow Amount (as defined in the Merger Agreement) under the Merger Agreement.

            8.03 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time prior to the Closing with respect to any of the terms contained herein.

            8.04 Alternative Dispute Resolution.

            (a) The Armour Shareholders and Buyer recognize that a bona fide dispute as to certain matters may from time to time arise after the Closing Date relating to rights or obligations under this Agreement. In such instance, the Armour Shareholder Representative or Buyer, as the case may be, may by written notice to the other, have such dispute referred to the Armour Shareholder Representative and the representative of Buyer designated below or his successor, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received. The designated representative of Buyer is James B. Ardrey. Any settlement reached by the Armour Shareholder Representative and the representative of Buyer under this Section 8.04(a) shall not be binding until reduced to writing and signed by them. When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled. If the Armour Shareholder Representative and the representative of Buyer are unable to resolve such dispute within such 30-day period, either may demand arbitration pursuant to Section 8.04(b).

            (b) Except as provided below, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Chicago, Illinois, at a time and location designated by the arbitrator, but not exceeding ninety (90) days after a demand for arbitration has been made. Arbitration shall be conducted by the American Arbitration Association in accordance with its Rules of Commercial Arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge experienced in business litigation or any attorney who has practiced business litigation for at least ten (10) years. Arbitration will be conducted pursuant to the provisions of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of, and may be decided by, the arbitrator. The arbitrator shall assess the costs and expenses of the arbitration against the parties in such proportion as may be fair and equitable. Nothing herein contained shall bar either party from seeking equitable remedies in a court of appropriate jurisdiction.

            8.05 Insurance Coverage. Buyer agrees from and after the Closing to file all necessary claims under, and to exercise reasonable efforts to collect the proceeds of any insurance maintained by Hubbard, Buyer or Buyer Subsidiary, including without limitation the title insurance policies obtained by Buyer pursuant to Section 5.01(k) of the Merger Agreement, with respect to any Damages within the scope of the indemnification provisions of
Section 8.02(a).

            8.06 Filing of Tax Returns. Buyer agrees to cause Armour to file all Tax Returns for any period including the Closing Date, or ending on or before the Closing Date, on a basis consistent with prior filings by Armour, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

            8.07 Waiver of Compliance; Consents. Any failure of Buyer, on the one hand, or the Armour Shareholders, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 5.01(b), (c) and (d) and 5.02(b), (c) and (d) of this Agreement) may be waived in writing by the Armour Shareholders or by Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.07.

            8.08 Expenses. All expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

            8.09 Press Releases and Public Announcements. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other parties; provided, however, that each of the Armour Shareholders and Buyer may make any public disclosure such person believes in good faith to be required by applicable law or, in the case of Buyer, the disclosure documents prepared in connection with the offering of its debt securities (in which case the disclosing party will advise the other parties to this Agreement prior to making the disclosure).

            8.10 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation the negotiation, execution and delivery of the Disbursing Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Buyer and each Armour Shareholder shall take all such necessary action.

            8.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)    If to Buyer:

                   Windy Hill Pet Food Company, Inc.
                   c/o Dartford Partnership
                   456 Montgomery Street
                   Suite 2200
                   San Francisco, California 94104

                   Attention:  Ray Chung


                        with a copy to:

                   Richards & O'Neil LLP
                   885 Third Avenue
                   New York, New York 10022-4802

                   Attention:  Ann F. Chamberlain

                  (b)   If to any Armour Shareholder, in care of:

                   Richard P. Confer
                   c/o Hubbard Milling Company
                   424 North Riverfront Drive
                   Mankato, Minnesota 56001

                        with a copy to:

                   Faegre & Benson LLP
                   2200 Norwest Center
                   90 South Seventh Street
                   Minneapolis, MN 55402

                   Attention:  Thomas G. Morgan

            8.12 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, Buyer may assign its rights to indemnification hereunder to a lender or lenders providing financing for the transaction contemplated hereby.

            8.13 Governing Law. The Agreement shall be governed by the laws of the state of Minnesota.

            8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.15 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Any references in this Agreement to an article, section, paragraph, clause, exhibit or schedule shall be deemed to be a reference to the article, section, paragraph, clause, exhibit or schedule contained in this Agreement unless expressly stated otherwise.

            8.16 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

            8.17 Severability. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

            IN WITNESS WHEREOF, the parties hereto do execute and deliver this Agreement as of the date first above written.

BUYER:                               WINDY HILL PET FOOD COMPANY, INC


                                     By: /s/ Ray Chung
                                         ----------------------------
                                         Its:
                                              -----------------------

ARMOUR SHAREHOLDERS:                     /s/ Ogden W. Confer
                                         ----------------------------
                                             Ogden W. Confer


                                         /s/ Kay C. Lamb
                                         ----------------------------
                                             Kay C. Lamb


                                         /s/ Richard P. Confer
                                         ----------------------------
                                             Richard P. Confer


                                         /s/ Carol C. Greenwald
                                         ----------------------------
                                             Carol C. Greenwald

                                     RICHARD P. CONFER AND FIRST BANK
                                        NATIONAL ASSOCIATION AS
                                        TRUSTEES OF THE ELIZABETH ANNA
                                        CONFER TRUST NO.2


                                        /s/ Richard P. Confer
                                        ----------------------------
                                            Richard P. Confer

                                                - and -

                                        First Bank National Association,


                                        By: /s/ Lee C. Johnson
                                         ----------------------------
                                                Vice President

                                     Trustees

                                     RICHARD P. CONFER AND FIRST BANK
                                        NATIONAL ASSOCIATION AS
                                        TRUSTEES OF THE OGDEN P. CONFER
                                        FAMILY TRUST CREATED UNDER THE
                                        OGDEN P. CONFER TRUST AGREEMENT


                                        /s/ Richard P. Confer
                                        ----------------------------
                                            Richard P. Confer

                                                - and -

                                        First Bank National Association,


                                        By: /s/ Lee C. Johnson
                                         ----------------------------
                                                Vice President

                                     Trustees

                                    EXHIBIT A

                        Ownership of Armour Capital Stock

9% Cumulative Voting Preferred Stock
   ($10 par value, 25,000 authorized shares)

        Shareholder            No. of Shares Owned      % of Outstanding Shares
        -----------            -------------------      -----------------------

Elizabeth Anna Confer Trust          25,000                       100%
   No.2, created under
  agreement of Ogden P.
 Confer dated August 26,
   1982, as amended*

Common Stock
   ($1 par value, 10,000 authorized shares)

          Shareholder          No. of Shares Owned      % of Outstanding Shares
          -----------          -------------------      -----------------------

Ogden W. Confer                       2,425                  24.25%

Kay Confer Lamb                       2,425                  24.25%

Richard P. Confer                     2,425                  24.25%

Carol Confer Greenwald                2,425                  24.25%

Ogden P. Confer Family Trust,           300                      3%
created under agreement dated      ------------          --------------
August 26, 1982, as amended*

             Total                   10,000                    100%

*  Shares are held by Var & Company, acting as nominee.

                                    EXHIBIT B

                FORM OF OPINION OF COUNSEL TO ARMOUR SHAREHOLDERS

            1. Armour is a corporation validly existing and in good standing under the laws of the state of Delaware.

            2. The authorized capital stock of Armour at the date hereof consists of 25,000 shares of 9% Cumulative Voting Preferred Stock, $10 par value, and 10,000 shares of Common Stock, $1 par value, all of which are currently issued and outstanding and are owned of record, and to such counsel's knowledge, beneficially by the Armour Shareholders. All of such issued shares have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, there are no outstanding subscriptions, options, warrants, calls or other agreements or commitments by which Armour is bound in respect of the capital stock of Armour, whether issued or unissued. There are no outstanding securities convertible into or exchangeable for any such capital stock.

            3. Each Armour Shareholder has the legal right, power and authority to enter into the Agreement and to consummate the transactions contemplated thereby. Upon execution by such Armour Shareholder, the Agreement shall constitute the legal, valid and binding obligation of such Armour Shareholder and shall be enforceable against such Armour Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

            4. Neither the execution, delivery or performance by the Armour Shareholders of the Agreement nor the consummation of any of the transactions provided for in the Agreement or contemplated thereby, (i) will violate the Articles of Incorporation or Bylaws or other organizational documents of any Armour Shareholder that is an entity, (ii) is prohibited by any federal, or state of Minnesota statute, law, ordinance, regulation or rule, or (iii) to our knowledge, will violate any contractual obligations of any Armour Shareholder.

            5. No approval, consent, order or authorization of, declaration by or filing with any federal or state of Minnesota regulatory, administrative or governmental body or other person is necessary on the party of any Armour Shareholder in connection with the execution, delivery or performance by such Armour Shareholder of the Agreement or the consummation of the transactions contemplated thereby except compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

            6. To such counsel's knowledge, except as set forth in the Agreement, no litigation, arbitration, administrative proceeding, or investigation of any kind is pending or threatened against Armour.

                                    EXHIBIT C

                       FORM OF OPINION OF COUNSEL TO BUYER

            1. Buyer is a corporation validly existing and in good standing under the laws of the state of Delaware.

            2. Buyer has the requisite corporate power and corporate authority to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby. The Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

            3. Neither the execution, delivery or performance by Buyer of the Agreement nor the consummation of any of the transactions provided for in the Agreement or contemplated thereby, (i) will violate the Certificate of Incorporation or Bylaws of Buyer; or (ii) is prohibited by any federal, or state of New York statute, law, ordinance, regulation or rule.

            4. No approval, consent, order or authorization of, declaration by or filing with any federal or state of New York regulatory, administrative or governmental body is necessary on the part of Buyer in connection with the execution, delivery or performance by Buyer of the Agreement or the consummation of the transactions contemplated thereby except compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

            5. To such counsel's knowledge, no litigation, arbitration, administrative proceeding, or investigation of any kind is pending or threatened against Buyer in connection with this Agreement or the transactions contemplated thereby.